Exhibit 2.1
MEMBERSHIP INTEREST PURCHASE AGREEMENT
     THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), effective this 1st day of November, 2010 (the “Effective Date”), is made and entered into by and among SOUTHWEST ARIZONA HEART AND VASCULAR CENTER, LLC, a Delaware limited liability company (the “Company”), MEDCATH PARTNERS, LLC, a North Carolina limited liability company (the “Seller”), and those parties listed on Exhibit A attached hereto and incorporated by reference herein (each, a “Buyer” and collectively, the “Buyers”).
     The Seller currently owns a Membership Interest in the Company. The Seller and the Buyers desire to enter into this Agreement to set forth the terms and conditions on which the Seller will sell and assign to the Buyers all of the Seller’s Membership Interest in the Company (the “Seller’s Membership Interest”). Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Definitions. Capitalized terms used, but not defined, herein shall have the meanings set forth in the Amended and Restated Operating Agreement of the Company (as amended, the “Operating Agreement”), as such Operating Agreement is in effect as of the Effective Date.
     2. Sale of Membership Interest. Effective as of the Effective Date, the Seller hereby sells and assigns to the Buyers all of Seller’s Membership Interest, and each Buyer hereby purchases and accepts, that percentage of the Seller’s Membership Interest set forth next to such Buyer’s name on Exhibit A.
     3. Purchase Price/Allocation of Purchase Price. The aggregate purchase price to be paid by the Buyers to the Seller for the Seller’s Membership Interest shall be Seven Million Dollars ($7,000,000) (the “Purchase Price”). The Purchase Price shall be paid on the Effective Date by the Buyers to the Seller in immediately available funds by wire transfer to the following account designated by Seller:

Bank:	Bank of America, N.A.
Routing Number:	XXXXXX
Account Name:	MedCath Incorporated
Account Number:	XXXXXX
The Seller shall not be entitled to any additional distributions from the Company. The Company, immediately prior to the Effective Date, shall make a distribution of any undistributed earnings of the Company through the Effective Date (the “Distribution”). The Seller waives any right it has to its share of the Distribution and Buyers and Seller agree that Seller’s share of the Distribution of the Company shall be distributed proportionately to the other Members of the Company (excluding Seller) who were Members of the Company prior to the Effective Date. Company shall pay to Seller prior to the Effective Date all amounts owed to the Seller under the LLC Management Agreement (as defined in Section 5, below) for the period ending on the Effective Date, to the extent that such amounts can be determined prior to the Effective Date. In the event that the amounts due Seller under the LLC Management Agreement cannot be reasonably determined prior to the Effective Date, Buyers and the undersigned Members of the Company shall cause the Company to pay such amounts to the Seller as promptly as possible following the date that such amounts are determined by Seller following the Effective Date. The Company shall close its books as of the Effective Date and use that computation of year to date operations for purposes of allocation of income between the Buyers and Seller with respect the Seller’s Membership Interest and the Company shall not allocate any further income to the Seller. Buyers and Seller agree that the purchase and sale of the Interest contemplated by this Agreement shall be treated, for federal income tax purposes, as if the Seller had 27.04% of the assets of the Company to the Buyer. The Purchase Price shall be allocated in accordance with Code Section 1060, and in the manner set forth in Exhibit B (the “Allocation Schedule”). Buyers and the Seller shall, and shall cause their respective affiliates to, (a) prepare and file all tax returns (including amended tax returns and claims for refund) in all respects and for all purposes in a manner consistent with the Allocation Schedule (and agreed amendments thereto) to the extent permitted by law, and (b) take no position with respect to taxes that is contrary to or inconsistent with the Allocation Schedule (and agreed amendments thereto), including in any audits or examinations by any taxing authority or any other proceeding. Buyers and the Seller shall cooperate in the timely filing of any forms (including IRS Form 8594) with respect to such allocation, including any amendments to such forms required with respect to any adjustment to the purchase price pursuant to the Agreement. If the allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify the other party hereto, and consult with such other party and keep it apprised of developments concerning the resolution of such dispute. Notwithstanding any other provisions of this Agreement, the foregoing agreements as to the allocation of the Purchase Price, allocation of income between Buyers and Seller, and related tax obligations shall survive the Effective Date without limitation.
     4. Removal of Director. As of the Effective Date, Seller hereby removes its appointed Director of the Company, in accordance with Section 3.9 of the Operating Agreement.
     5. Termination of LLC Management Agreement. The Company and the Seller hereby terminate the Management Agreement dated March 31, 2008, between the Company and the Seller (the “LLC Management Agreement”), and agree that no party thereto shall have any rights, duties or obligations under the LLC Management Agreement following the Effective Date.
     6. Termination of Employee Leasing Agreements.
     (a) The Company hereby consents to the termination, as of the Effective Date, of the Employee Leasing Agreement dated September 30, 2009 between the Company and MedCath Staffing, LLC (“MedCath Staffing”), and the Seller has obtained the consent of MedCath Staffing to the termination of such Employee Leasing Agreement as of the Effective Date.
     (b) Prior to the Effective Date, MedCath Staffing has obtained the written agreement of Yuma Regional Medical Center, Inc. (the “Hospital”) to terminate the Employee Leasing Agreement dated September 30, 2009 between the Hospital and MedCath Staffing, and Hospital has delivered such consent contemporaneously with the execution of this Agreement.
     (c) Company, Seller, and Heart Lung and Vascular Center of Yuma, Inc. shall ensure that all unpaid amounts due any party under such leasing agreements are paid as promptly as possible following the date that such amounts are determined by Seller following the Effective Date.

     (d) The Buyers, Heart Lung and Vascular Center of Yuma, Inc., and the Company: (i) shall cause all employees of MedCath Staffing to be hired by the Company, the Hospital, or a third party staffing company on or prior to the Effective Date and (ii) shall jointly and severally indemnify and hold harmless Seller and MedCath Staffing for all costs and expenses incurred by the Seller, MedCath Staffing, or their respective affiliates in connection with the termination of such employees by MedCath Staffing and the transition of such employees to their new employer, including without limitation any severance obligations of MedCath Staffing or its affiliates.

     7. Mutual Release.
     (a) As of the Effective Date, the Company, Heart, Lung and Vascular Center of Yuma, Inc., and each of the Buyers, together with their respective officers, directors, shareholders, members, managers, affiliates, subsidiaries, successors and assigns (collectively, the “Releasing Parties”), for and in consideration of the execution of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby releases, waives and discharges Seller (including in Seller’s capacity as a Member and as the manager of the Company pursuant to the LLC Management Agreement) and Seller’s officers, directors, members, parents, managers, affiliates, subsidiaries, successors and assigns (collectively, the “Seller Parties”) from and against any and all claims, demands, actions, causes of action, suits, damages, judgments, liabilities, debts, sums of money, costs and expenses, both at law or in equity, whether known or unknown, vested or contingent, whichever have or may have existed, or which do exist, against any Seller Party arising out of, relating to or in respect of any period on or prior to the Effective Date (collectively, “Claims”); provided that nothing shall release any Claims arising under this Agreement.
     (b) As of the Effective Date, each of the Seller Parties, for and in consideration of the execution of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, now does hereby release, waive and discharge each of the Releasing Parties from and against any and all Claims arising out of, relating to or in respect of any period on or prior to the Effective Date; provided that nothing shall release any Claims arising under this Agreement.
     8. Representations and Warranties of the Seller. The Seller represents and warrants to each Buyer as of the Effective Date as follows:
     (a) Ownership of Membership Interest. The Seller is the true and lawful owner of the Seller’s Membership Interest, and has the power and authority to assign, transfer and convey the Seller’s Membership Interest to the Buyers hereunder.
     (b) No Liens. Except as set forth in the Operating Agreement and for those liens on the Seller’s Membership Interest that will be released on the Effective Date, the Seller’s Membership Interest is not subject to any liens, charges, pledges, security interests, encumbrances or restrictions of any kind whatsoever. Prior to the Effective Date, except for amounts which have not been quantified as set forth in Section 3, Seller has been paid all management fees and expenses to which Seller is entitled under the terms of the LLC Management Agreement or the Operating Agreement.
     (c) Authorization. The execution and delivery of this Agreement have been duly authorized and approved by the Seller, and all action required by law to authorize the execution and delivery by the Seller of this Agreement has been duly and properly taken. This Agreement, upon its execution and delivery as herein provided, will constitute a legal, valid and binding agreement of the Seller enforceable against the Seller in accordance with its terms. Neither the execution nor delivery by the Seller of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in a violation or breach of any term or provision of or constitute a default under any contract, agreement, lease, license or other commitment to which the Seller is a party or by which the Seller or any of the Seller’s assets or properties are bound, nor violate any statute, regulation or law or any judgment, order, writ, injunction, decree, rule or regulation of any court or administrative agency.

     EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 8, THE SELLER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, AND HEREBY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATIONS OR WARRANTIES REGARDING THE SELLER’S MEMBERSHIP INTEREST OR THE COMPANY.
     9. Representations and Warranties of the Buyers. Each Buyer hereby represents and warrants to the Seller as of the Effective Date as follows:
     (a) Accredited Buyer. That s/he is an “accredited investor,” as such term is defined under Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). S/he is capable of evaluating the merits and risks of purchasing and owning the Seller’s Membership Interest and has substantial experience in making investment decisions of the type contemplated hereby. The purchase and ownership of the Seller’s Membership Interest by such Buyer is consistent with such Buyer’s general investment objectives.
     (b) Investment Purposes. That s/he is acquiring the Seller’s Membership Interest for its own account and for investment purposes. S/he is not acquiring the Seller’s Membership Interest with the view to, or for resale in connection with, any distribution of such Seller’s Membership Interest within the meaning of the Securities Act. S/he does not intend to, and shall not, resell, assign or otherwise dispose of all or any of the Seller’s Membership Interest, except as permitted by law, including, without limitation, any regulations under the Securities Act, and in accordance with the Operating Agreement.
     (c) Due Diligence. That s/he has received all information that it considers necessary or advisable to make a decision concerning the purchase of the Seller’s Membership Interest, and has had the opportunity to visit the Company’s office, to discuss the Company’s affairs with its managers, employees and agents, and to inspect relevant documents relating to the organization and operation of the Company, which have been made reasonably available for review. S/he has had an opportunity to request additional relevant information and such information requested has been provided by the Seller and/or the Company. In making the decision to purchase the Seller’s Membership Interest, s/he has relied upon his or her independent investigations of the Company. In addition, s/he has retained and consulted with his or her own qualified tax and other advisors in determining the tax consequences of the purchase and ownership of the Seller’s Membership Interest, and has not relied upon any tax or legal advice of the Seller or the Seller’s agents.
     (d) Authorization. The execution and delivery of this Agreement have been duly authorized and approved by him or her, and all action required by law to authorize the execution and delivery by him or her of this Agreement has been duly and properly taken. This Agreement, upon its execution and delivery as herein provided, will constitute a legal, valid and binding agreement of each Buyer enforceable against the Buyer in accordance with its terms. Neither the execution nor delivery by him or her of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in a violation or breach of any term or provision of or constitute a default under any contract, agreement, lease, license or other commitment to which s/he is a party or by which s/he or any of the his or her assets or properties are bound, nor violate any statute, regulation or law or any judgment, order, writ, injunction, decree, rule or regulation of any court or administrative agency.

10. Insurance and Benefits.
     (a) Buyers, Heart Lung and Vascular Center of Yuma, Inc., and Company covenant to maintain insurance for the Company effective on the Effective Date and continuing without interruption for a period of three (3) years following the Effective Date, with coverage substantially similar to those coverages in force for the Company prior to the Effective Date. To the extent that such coverage is not maintained as provided in the foregoing sentence and is written on claims made basis, Buyers, Heart Lung and Vascular Center of Yuma, Inc., and Company shall purchase tail coverage with a retroactive date of the first date of patient treatment by the Company.
     (b) As of the Effective Date, the Company, Heart Lung and Vascular Center of Yuma, Inc., and each Buyer acknowledge that the Company will no longer receive benefits arising out of any contracts between (i) Seller, MedCath Corporation, or any or their respective Affiliates and (ii) certain third parties. Such contracts include all group contracts entered into by Seller or MedCath Corporation for the benefit of Company. As of the Effective Date, to the extent applicable, the Company and MedCath Staffing, LLC shall withdraw from and cease to be a participating employer under any MedCath Corporation employee benefit plans and the employees of the Company and MedCath Staffing, LLC shall cease to accrue further benefits and shall cease to be active participants under such Plans.
11. General.
     (a) No Survival Period. The representations and warranties made in this Agreement shall not survive the execution of this Agreement.
     (b) Entire Agreement. This Agreement constitutes the entire understanding among the parties as to the subject matter specifically referred to herein or therein.
     (c) Binding Effect. All covenants, representations, warranties and other stipulations in this Agreement and the other documents referred to herein, given by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors, heirs, personal representatives and assigns of the parties hereto. Nothing in this Agreement is intended to confer upon any person, other than the parties and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
     (d) Communications. All communications and notices provided for hereunder shall be sent by a nationally recognized overnight carrier service or by registered or certified mail, return receipt requested, to the Buyers, Heart Lung and Vascular Center of Yuma, Inc., the Company and the Seller at their respective addresses set forth on the signature page to this Agreement, or to such other address with respect to any party as such party shall notify the other parties hereto in writing. Any notice required to be given hereunder by one party to another shall be deemed to have been given upon actual receipt.
     (e) Governing Law. This Agreement shall be governed in all respects by the laws of the State of Arizona, without regards to its conflict of laws provisions.

     (f) Multiple Originals. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.
     (g) Amendment. This Agreement may be amended and any provision hereof may be waived only if the Company, the Buyers and the Seller agree in writing to such amendment or waiver.
     (h) Right to Take Limited Liability Company and Corporate Action. Notwithstanding anything in this Agreement to the contrary, nothing shall prevent or limit, and neither the Company, Heart Lung and Vascular Center of Yuma, Inc., nor any Buyer shall take any actions to prevent or limit, (a) Seller at any time after the Effective Date from being dissolved or liquidated, making payments to its creditors or distributions to its members, otherwise terminating its existence and/or taking any other limited liability company act, in each case, as permitted by the law of the state in which Seller is organized, or (b) MedCath Corporation and its affiliates from engaging in or agreeing to a change in control transaction (merger, sale of substantially all of its assets or any other similar transaction or series of transactions) or making payments to its creditors or distributions to its stockholders at any time or from being dissolved or liquidated, and/or otherwise terminating its existence, in each case, as permitted by the General Corporation Law of Delaware.
     (i) Publicity. Except as required by law, no party will issue any statement or release to the public with respect to this Agreement or the transactions contemplated thereby without the prior written approval of the other parties hereto of the text of such statement or release.
     (j) No Inferences. Inasmuch as this Agreement is the result of negotiations between parties of equal bargaining power represented by counsel, no inference in favor of, or against, any party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.
     (k) No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the undersigned parties and their respective permitted successors or assigns, and it is not the intention of the undersigned parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other person.
     (l) No Reliance. No party (nor any party’s respective counsel, accountants, or other representatives) has made or is making any representations to any other party (or such party’s respective counsel, accountants, or other representatives) concerning the consequences of the transactions contemplated hereby under applicable laws, including without limitation any tax or health care regulatory laws.
[Signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

THE SELLER: MEDCATH PARTNERS, LLC
/s/ O. Edwin French
Name:	O. Edwin French
Title:	President and CEO

Seller Contact Information:

10720 Sikes Place
Suite 300
Charlotte, NC 28277
Attn: O. Edwin French
With a required copy for notice purposes to:
Hal A. Levinson, Esq.
Moore & Van Allen, PLLC
100 North Tryon Street
Charlotte, NC 28202
THE COMPANY:

SOUTHWEST ARIZONA HEART AND VASCULAR CENTER, LLC
/s/ Khidir Osman, M.D.
Name:	Khidir Osman, M.D.
Title:	Authorized Signatory

Company Contact Information:

2400 South Avenue A
Yuma, Arizona 85364
Attention: Board of Directors

With a required copy for notice purposes to:
Jeff C. Padden, Esq.
Mariscal Weeks McIntyre & Friedlander, P.A.
2901 North Central, Suite 200
Phoenix, Arizona 85012

BUYERS: YOUNG HEARTS OF YUMA, INC.
/s/ Mark Awar
Printed Name: Mark Awar, M.D.
Address:

/s/ David Meyer, M.D.
David Meyer, M.D.
Address:

SOUTHWEST HEART AND VASCULAR CARE, LTD.
/s/ Noel Gutierrez, M.D.
Printed Name: Noel Gutierrez, M.D.
Address:

YUMA CARDIOLOGY ASSOCIATES, P.C.
/s/ Joseph Cardenas, M.D.
Printed Name: Joseph Cardenas, M.D.
Address:

YUMA CARDIAC CENTER, P.C.
/s/ Khidir Osman, M.D.
Printed Name: Khidir Osman, M.D.
Address:

SUGATA DAS, M.D. P.C.
/s/ Sugata Das, M.D.
Printed Name: Sugata Das, M.D.
Address:

/s/ Habteab Feseha M.D.
Habteab Feseha M.D. Address:

TONY T.P. CHEE, M.D., P.C.
/s/ Tony Chee, M.D.
Printed Name: Tony Chee, M.D.
Address:

CONSENT OF OTHER MEMBERS:
     The undersigned Members of the Company hereby each (a) release the Seller Parties pursuant to and in accordance with the provisions of Section 7 above, (b) consent to the sale of the Seller’s Membership Interest as described above, and (c) waive any and all rights of the undersigned to purchase any of the Seller’s Membership Interest, including, but not limited to, any right of first refusal under the Operating Agreement with respect to the sale of the Seller’s Membership Interest.

/s/ Habteab Feseha, M.D.
Habteab Feseha, M.D.
HEART, LUNG AND VASCULAR CENTER OF YUMA, INC.

/s/ Khidir Osman, M.D.
Name:	Khidir Osman, M.D.
Title:	President

Exhibit A

Young Hearts of Yuma, Inc.	8.5714%	$600,000.00
David Meyer, M.D.	14.2857	1,000,000.00
Southwest Heart and Vascular Care, Ltd.	7.1429	500,000.00
Yuma Cardiology Associates, P.C.	14.2857	1,000,000.00
Yuma Cardiac Center, P.C.	17.1429	1,200,000.00
Sugata Das, M.D. P.C.	21.4286	1,500,000.00
Habteab Feseha M.D.	10.0000	700,000.00
Tony T.P. Chee M.D. P.C.	7.1429	500,000.00

	100.0000%	$7,000,000.00
	of Seller’s 27.04% Membership Interest

Exhibit B
Allocation of Purchase Price
The deemed purchase price for purposes of Section 1060 of the Code (“the Section 1060 Price”) shall be the sum of (i) the $7,000,000 and (ii) 27.04% of the book value of the liabilities of the Company on the Effective Date. The Section 1060 Price shall be allocated, for purposes of Sections 724, 743, 751 and certain other relevant Sections of the Code, among the assets of the Company indirectly purchased by the Buyer in the following manner. The Section 1060 Price shall first be allocated to the indirectly purchased assets, other than goodwill, in the amount of the book value (net of any reserve, depreciation and amortization) under GAAP of such assets. The remainder of the Section1060 Price shall be allocated to the goodwill of the Company indirectly purchased by the Buyer.